Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:	Rod Poland
Director of Corporate Communications
517/372-9200

Neogen names Quinlan as CFO

LANSING, Mich., Jan. 6, 2011 — Neogen Corporation (NASDAQ:NEOG) announced today that it has named Steven J. Quinlan as the Company’s chief financial officer to replace the retiring Richard Current. Current will immediately relinquish his responsibilities as CFO, but will remain with Neogen through the end of the fiscal year, May 31.

Quinlan joins Neogen following 19 years at Detrex Corporation, the last eight as CFO, vice president of finance, and treasurer. In the position, he was responsible for all of Detrex’s finance, accounting, and reporting activities. Detrex is a Michigan-based publicly held manufacturer of high quality PVC/CPVC pipe for use in industrial and commercial construction, industrial specialty chemicals, such as lubricant additives, and high purity hydrochloric acid for use in the semiconductor industry.

“While we understand the challenge of trying to replace Rick’s extensive skills and experience, we are very pleased to have found someone of Mr. Quinlan’s caliber to fill the position,” said Lon Bohannon, Neogen’s president. “His many years as a CFO, combined with his experience as a CPA and knowledge of SEC procedures and regulations, will serve Neogen well as we go forward.”

After graduating from the University of Michigan with a degree in business, Quinlan earned his CPA while working as an auditor at Price Waterhouse for four plus years; he also served in various financial positions for Ford Motor Company. He joined Detrex as a division controller after completing his MBA at Wayne State University in 1991.

Current assumed the position of Neogen’s CFO in November 1999, and has helped drive the company’s consistent earnings growth and heightened stature in the investment community. He will remain an employee of Neogen through the end of the current fiscal year to ensure an orderly transition for the role of CFO.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

###